Exhibit 4.28

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into effective as of December 10, 2019, among Entera Bio Ltd., an Israeli corporation (the “Company”), each of the persons who have executed omnibus or counterpart signature page(s) hereto (each, a “Subscriber” and, collectively, the “Subscribers”), and GP Nurmenkari Inc. (the “Broker”).

RECITALS:

WHEREAS, the Company has offered and sold in compliance with Section 4(a)(2) and/or Rule 506 of Regulation D, if applicable, promulgated under the Securities Act to accredited investors in a private placement offering (the “Offering”) of Ordinary Shares, and three-year series Investor Warrants to purchase additional Ordinary Shares at an exercise price as set forth in the Offering (the “Investor Warrants”) pursuant to Subscription Agreements entered into by and between the Company and each of the accepted subscribers for Ordinary Shares and Investor Warrants in the Offering (the “Subscription Agreements”); and

WHEREAS, to induce the Subscribers to execute and deliver the Subscription Agreement, the Company has agreed to certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws;

WHEREAS, the Company has agreed to certain registration rights under the Securities Act and applicable state securities laws with each of the Broker who hold Placement Agent Warrants;

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, the parties mutually agree as follows:

1.          Certain Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in the Subscription Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

“Blackout Period” means, with respect to a registration, a period during which the Company, in the good faith judgment of its board of directors or its counsel, determines (including because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s reasonable control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of the Registrable Securities to be covered by such registration statement, if any, or the filing of an amendment to such registration statement in the circumstances described in Section 4(f), would be seriously detrimental to the Company, in each case commencing on the day the Company notifies the Holders that they are required, because of the determination described above, to suspend offers and sales of Registrable Securities and ending on the earlier of (1) the date upon which the material non-public information resulting in the Blackout Period is disclosed to the public or ceases to be material and (2) such time as the Company notifies the selling Holders that sales pursuant to such Registration Statement or a new or amended Registration Statement may resume; provided, however, that the Company shall use its reasonable best efforts to limit the duration of any Blackout Period.

“Business Day” means any day of the year, other than a Saturday, Sunday, or other day on which banks in the State of New York are required or authorized to close.

“Commission” means the U. S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Family Member” means (a) with respect to any individual, such individual’s spouse, any descendants (whether natural or adopted), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the estate of any such individual, and any corporation, association, partnership or limited liability company all of the equity interests of which are owned by those above described individuals, trusts or organizations and (b) with respect to any trust, the owners of the beneficial interests of such trust.

“Holder” means (i) each Subscriber or any of such Subscriber’s respective successors and Permitted Assignee who acquire rights in accordance with this Agreement with respect to any Registrable Securities directly or indirectly from a Subscriber or from any Permitted Assignee, and (ii) each Broker or any of such Broker’s respective successors and Permitted Assignee who acquire rights in accordance with this Agreement with respect to any Registrable Securities directly or indirectly from a Broker or from any Permitted Assignee, and (iii) all other holders of Registerable Securities (the “Other Holders”).

“Ordinary Shares” means the Ordinary Shares, par value NIS $0.0000769 of the Company.

“Permitted Assignee” means (a) with respect to a partnership, its partners or former partners in accordance with their partnership interests, (b) with respect to a corporation, its stockholders in accordance with their interest in the corporation, (c) with respect to a limited liability company, its members or former members in accordance with their interest in the limited liability company, (d) with respect to an individual party, any Family Member of such party, (e) an entity that is controlled by, controls, or is under common control with a transferor, or (f) a party to this Agreement.

“Placement Agent Warrants” shall mean the Series Broker Warrants-A and Broker Warrants-B issued to the Placement Agents pursuant to Section 3 of the Subscription Agreement.

The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means (i) Ordinary Shares issued or issuable to Subscribers and Broker in connection with the Offering, including Ordinary Shares underlying the Investor Warrants and Placement Agent Warrants, and Ordinary Shares issuable upon any stock split, dividend or distribution, recapitalization or similar event with respect to the foregoing, exclusive of Ordinary Shares (a) that have been publicly (including, without limitation, distribution to the public under Rule 144) sold by Subscribers prior to the earlier of the Registration Filing Date or the date or which the Registration Statement is initially filed, or (b) that have been privately sold after the date on which such Ordinary Shares were eligible to be sold under Rule 144, without restriction (the items discussed in this section (i), (i)(a) and (i)(b) hereof after referred to as the “New Registrable Securities”), (ii) any Ordinary Shares (including Ordinary Shares underlying warrants of the Company) not purchased in the Offering held by Subscribers prior to the date hereof; (iii) any holders of Ordinary Shares (including Ordinary Shares underlying warrants of the Company held by such holders) eligible for registration rights with respect to such Ordinary Shares pursuant to any agreement between the Company and such holders of such Ordinary Shares entered into prior to the date of this Agreement in an amount to be determined in the sole discretion of the Company (the New Registrable Securities together with the section discussed in section (ii) and this (iii) and hereof after referred to as the "Participating Subscribers Registrable Securities”; and (iv) Ordinary Shares (including the Ordinary Shares underlying the warrants of which the Company issued from time to time) owned, from time to time, by certain holders of the Company’s securities in an amount to be determined in the sole discretion of the Company (the section discussed in this (iv) and hereof after referred to as the “Non-Subscribers Securities”).

“Registration Default Period” means the period during which any Registration Event occurs and is continuing.

“Registration Event” means the circumstance where the Company fails to file with the Commission the Registration Statement on or before the Registration Filing Date.

“Registration Filing Date” means the date that is seven (7) months after the final closing date of the Offering.

“Registration Statement” means the registration statement that the Company is required to file pursuant to Section 3(a) of this Agreement to register the New Registrable Securities.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended or supplemented from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” means Rule 145 promulgated by the Commission under the Securities Act, as such rule may be amended or supplemented from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 415” means Rule 415 promulgated by the Commission under the Securities Act, as such rule may be amended or supplemented from time to time, or any similar successor rule that may be promulgated by the Commission.

“SEC Effective Date” means the date the Registration Statement is first declared effective by the Commission.

“Trading Day” means any day on which such national securities exchange, which at the time constitutes the principal securities market for the Ordinary Shares, is open for general trading of securities.

2.          Term. This Agreement shall terminate with respect to each Holder on the earlier of: (i) the 2 year anniversary of the SEC Effective Date, (ii) the date as of which the Holders may sell all of the Registrable Securities covered by such Registration Statement pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, or (iii) the date on which the Holders shall have sold all of the Registrable Securities covered by such Registration Statement.

3.          Registration.

 (a)          Registration on Form F-3. To the extent the Company is able to file with the Commission a Registration Statement on Form F-3 (or S-3, if applicable) and which form shall be available for the resale by the Holders of all of their Registrable Securities, and the Company shall (i) use its commercially reasonable efforts to make the initial filing of the Registration Statement no later than the Registration Filing Date, (ii) use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after it is filed and (iii) use its commercially reasonable efforts to keep such Registration Statement effective until the earlier of: (i) for a period of 2 years commencing on the SEC Effective Date or (ii) the date on which the Holders shall have sold all of the Registrable Securities covered by such Registration Statement (the “Effectiveness Period”); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section, or keep such registration effective pursuant to the terms hereunder, in any particular jurisdiction in which the Company would be required to qualify to do business as a foreign corporation or as a dealer in securities under the securities laws of such jurisdiction or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case where it has not already done so. Notwithstanding the foregoing, in the event that the staff of the Commission (the “Staff”) should limit the number of Registrable Securities that may be sold pursuant to the Registration Statement, the Company may remove from the Registration Statement such number of Registrable Securities as specified by the Staff on behalf of all of the Holders, first on a pro rata basis among Holders of Non- Subscribers Securities, based on the number of Non-Subscribers Securities held by each Holder of such Non-Subscribes Securities at the time the Registration Statement covering such initial number of Non-Subscribers Securities or increase thereof is declared effective by the SEC. In such event, the Company shall give such applicable Holders, a notice of the number of Registrable Securities excluded therefrom. Without limiting Section 3(b), no liquidated damages shall accrue or be payable to any Holder pursuant to Section 3(b) with respect to any Registrable Securities that are excluded by reason of the Staff limiting the number of Registrable Securities that may be sold pursuant to a registration statement; second on a pro rata basis among Holders of the Registrable Securities issued or issuable upon exercise of the Placement Agent Warrants, based on the number of such Registrable Securities held by each Holder at the time the Registration Statement covering such initial number of Securities issued or issuable upon exercise of the Placement Agent Warrants or increase thereof is declared effective by the SEC; and third on a pro rata basis among Holders of the Participating Subscribers Registrable Securities (excluding any Ordinary Shares held by such Holders underlying the Placement Agent Warrants) based on the number of Participating Subscribers Registrable Securities (excluding any Ordinary Shares held by such Holders underlying the Placement Agent Warrants) held by each Holder, as applicable, at the time the Registration Statement covering such initial number of Participating Subscribers Registrable Securities (excluding any Ordinary Shares held by such Holders underlying the Placement Agent Warrants) or increase thereof is declared effective by the SEC. No Ordinary Shares or other securities of the Company other than Registrable Securities will be included in the Registration Statement.

                          (b)          Liquidated Damages. If a Registration Event occurs, each Holder of New Registrable Securities (without taking into account any Placement Agent Warrant and Ordinary Shares underlying the Placement Agent Warrants held by such Holder) identified in section (i) of the Holder definition, herein will be entitled to liquidated damages, by reason of the Registration Event, a cash sum calculated at a rate of one percent (1%) per month the aggregate purchase price paid in cash by such Holder, if any, for the New Registrable Securities (excluding Placement Agent Warrant and Ordinary Shares underlying the Placement Agent Warrants) solely pursuant to the Subscription Agreement, provided, however, that such payment shall be paid only with respect to New Registrable Securities (excluding Placement Agent Warrant and Ordinary Shares underlying the Placement Agent Warrants) still held by such Holder at the time of the Registration Event and only for the period during which such Registration Event continues. For the avoidance of doubt, no liquidated damages shall be made with respect to any Placement Agent Warrant and Ordinary Shares underlying the Placement Agent Warrants or to Broker. Notwithstanding the foregoing, the maximum amount of liquidated damages that must be paid by the Company pursuant to this Section 3(b) shall not exceed an amount equal to eight percent (8%) of the applicable foregoing amounts; Each payment of liquidated damages  pursuant to this Section 3(b) shall be due and payable in arrears within five (5) days after the end of each full 30-day period of the Registration Default Period until the termination of theRegistration Default Period and within five (5) days after such termination. The Registration Default Period shall terminate upon the earlier of such time as the New Registrable Securities (excluding Placement Agent Warrant and Ordinary Shares underlying the Placement Agent Warrants) that are affected by the Registration Event cease to be New Registrable Securities (excluding Placement Agent Warrant and Ordinary Shares underlying the Placement Agent Warrants) or the filing of the Registration Statement. The amounts payable as liquidated damages pursuant to this Section 3(b) shall be payable in lawful money of the United States. Notwithstanding the foregoing, the Company will not be liable for the payment of liquidated damages described in this Section 3(b), with respect to a Holder, if such Holder fails to timely provide to the Company information concerning the Holder and manner of distribution of the Holder’s New Registrable Securities that is required by the Securities Act, Nasdaq rules or SEC Rules to be disclosed in a registration statement utilized in connection with the registration of the New Registrable Securities. Notwithstanding anything to the contrary in this Agreement, the Company may, if required under applicable law and subject thereto, withhold, deduct or set-off any amounts as required by the applicable law from any payments payable, if any, by the Company according to this Section 3(b).

(c)          Other Limitations. Notwithstanding the provisions of Section 3(b) above and without limiting Section 3(a) above, if the Commission allows the Registration Statement to be declared effective, subject to the withdrawal of certain Registrable Securities from the Registration Statement, and the reason is the Commission’s determination that (x) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (y) Rule 415 may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (z) a Holder of any Registrable Securities must be named as an underwriter, such Holder, as applicable, understands and agrees that under such circumstances the Company may (notwithstanding anything to the contrary contained herein) reduce, on a pro rata basis, in the manner provided above, the total number of Registrable Securities to be registered on behalf of each such Holder, as applicable, and in such instance such Holder, as applicable, shall not be entitled to liquidated damages, or otherwise, with respect to the Registrable Securities so reduced on a pro rata basis as set forth above. Each Holder agrees that such liquidated damages will be its sole and exclusive remedy if a Registration Event occurs.

4.          Registration Procedures. The Company will keep each Holder reasonably advised as to the filing and effectiveness of the Registration Statement. At its expense with respect to the Registration Statement, the Company will:

(a)          prepare and file with the Commission with respect to the Registrable Securities, a Registration Statement in accordance with Section 3(a) hereof, and use its commercially reasonable efforts to cause such Registration Statement to become effective and to remain effective for the Effectiveness Period;

(b)          not name any Holder in the Registration Statement as an underwriter without that Holder’s prior written consent (unless the Staff requires such Holder to be so named in order to include the Holder in the Registration Statement);

(c)          if the Registration Statement is subject to review by the Commission, use its commercially reasonable efforts to timely respond to all comments and diligently pursue resolution of any comments to the satisfaction of the Commission;

(d)          use its commercially reasonable efforts to prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective during the Effectiveness Period;

(e)          use its commercially reasonable efforts to furnish, without charge, to each Holder of Registrable Securities covered by such Registration Statement (i) a reasonable number of copies of such Registration Statement (including any exhibits thereto other than exhibits incorporated by reference), each amendment and supplement thereto as such Holder may reasonably request, (ii) such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any other prospectus filed under Rule 424 of the Securities Act) as such Holders may reasonably request, in conformity with the requirements of the Securities Act, and (iii) such other documents as such Holder may reasonably require to consummate the disposition of the Registrable Securities owned by such Holder, but only during the Effectiveness Period; provided that the Company shall have no obligation to furnish any document pursuant to this clause that is available on the Commission’s EDGAR system;

(f)          as promptly as practicable after becoming aware of such event, notify each Holder of Registrable Securities, the disposition of which requires delivery of a prospectus relating thereto under the Securities Act, of the happening of any event, which comes to the Company’s attention, that will after the occurrence of such event cause the prospectus included in such Registration Statement, if not amended or supplemented, to contain to the knowledge of the Company an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Company shall timely thereafter prepare and furnish to such Holder a supplement or amendment to such prospectus (or prepare and file appropriate reports under the Exchange Act, and if such filing was done the Company shall not be obligated to furnish to such Holder a supplement or amendment prospectus) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain to the knowledge of the Company an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not  misleading, unless suspension of the use of such prospectus otherwise is authorized herein or in the event of a Blackout Period, in which case no supplement or amendment need be furnished (or Exchange Act filing to be made) until the termination of such suspension or Blackout Period;

provided that any and all information provided to such Holder pursuant to such notification shall remain confidential by such Holder until such information otherwise becomes public, unless disclosure by a Holder is required by law;

(g)          use its commercially reasonable efforts to comply, and continue to comply during the Effectiveness Period, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission with respect to the disposition of all securities covered by such Registration Statement;

(h)          after becoming aware of any stop order or other suspension of effectiveness of the Registration Statement, notify each Holder of Registrable Securities being offered or sold pursuant to the Registration Statement of the issuance by the Commission of;

(i)          use its commercially reasonable efforts to cause all the Registrable Securities covered by the Registration Statement to be listed on the NASDAQ Capital Market or such other principal securities market on which securities of the same class issued by the Company are then listed or traded, if the listing of such Registrable Securities is then permitted under the rules of Nasdaq.

(j)          provide a transfer agent and registrar for the Ordinary Shares at all times;

(k)          during the Effectiveness Period, refrain from bidding for or purchasing any Ordinary Shares or any right to purchase Ordinary Shares or attempting to induce any person to purchase any such security or right if such bid, purchase or attempt would in any way limit the right of the Holders to sell Registrable Securities by reason of the limitations set forth in Regulation M of the Exchange Act; and

(l)          take all other commercially reasonable actions necessary to expedite and facilitate the disposition by the Holders of the Registrable Securities pursuant to the Registration Statement during the term of this Agreement; provided, however, the Company is not obligated under this clause (l) to expend any of the Company's funds, other than the costs and expenses specifically required under Section 6 of this Agreement.

5.          Obligations of the Holders.

(a)          Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f) hereof or of the commencement of a Blackout Period, such Holder shall discontinue the disposition of Registrable Securities included in the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(f) hereof or notice of the end of the Blackout Period, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

(b)          No later than three (3) Business Days following a request of the Company, the Holders of the Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any registration statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 3 of this Agreement and in connection with the Company’s obligation to comply with Federal laws, Nasdaq rules, Exchange Act and Securities Act (including any applicable state securities laws), including, among others, a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Securityholder Notice and Questionnaire”) or any update thereto that the Company may provide from time to time.

(c)          Each Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

6.          Registration Expenses. The Company shall pay all reasonable expenses in connection with any registration obligation provided herein, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of counsel for the Company (but not for the Holders) and of the Company’s independent accountants; provided, that, in any underwritten registration, the Company shall have no obligation to pay any underwriting discounts, selling commissions or transfer taxes attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts, selling commissions and transfer taxes shall be borne by such Holders. In addition, the Company shall not be liable and have no obligation to the Holders for the fees and disbursements of legal counsel or other advisor employed by a Holder, or otherwise, in connection with registration, filing or qualification pursuant to Section 3 of this Agreement. Except as provided in this Section 6 and Section 8 of this Agreement, the Company shall not be responsible for the expenses of any attorney or other advisor employed by a Holder.

7.          Assignment or Transfer of Rights. No Holder may assign or transfer its rights under this Agreement to any party without the prior written consent of the Company; provided, however, that any Holder may assign its rights under this Agreement without such consent (i) to the purchaser, in the case of a private sale of Registrable Securities by a Holder made within six (6) months of the date such Holder acquired the Registrable Securities in the Offering; and (ii) to a Permitted Assignee; provided, however, that no transfer or assignment of rights under this Agreement shall be allowed, unless (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become bound by and subject to the terms of this Agreement and enters into an agreement to be bound by the terms of this Agreement in the form of the Joinder Agreement attached hereto as Exhibit A, and by delivering an executed Joinder Agreement, such transferee shall be deemed to be a party thereto and such Joinder Agreement shall be a part of this Agreement.; and (c) such Holder notifies the Company in writing of such transfer or assignment, stating the name and address of the purchaser, transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned. The Company may assign this Agreement or any rights or obligations hereunder without the prior written consent of any other party hereto.

8.          Indemnification.

(a)          In the event of the offer and sale of Registrable Securities under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, partners, and each other person, if any, who controls or is under common control with such Holder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, and expenses to which the Holder or any such director, officer, partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any registration statement prepared and filed by the Company under which Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall reimburse the Holder, and each such director, officer, partner and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity obligation of the Company under this Section 8(a) to any Holder shall in no event exceed the net proceeds from the Offering received by the Company from such Holder (or Holder's predecessor-in-interest) reduced by any liquidated damages paid pursuant to Section 3(b) of this Agreement; and provided further, that the Company shall not be liable in any such case (i) to the extent that any such loss, claim, damage, or liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (x) an untrue statement in or omission from such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished by a Holder or its representative to the Company for use in the preparation thereof or (y) the failure of a Holder to comply with the covenants and agreements contained in Section 5 hereof respecting the sale of Registrable Securities; or (ii) if the person asserting any such loss, claim, damage or liability (or action or proceeding in respect thereof) who purchased the Registrable Securities that are the subject thereof did not receive a copy of an amended preliminary or final prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registrable Securities to such person because of the failure of such Holder to so provide such amended preliminary or final prospectus and the untrue statement or omission of a material fact made in such preliminary or final prospectus was corrected in the amended preliminary or final prospectus (or the final prospectus as amended or supplemented). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders, or any such director, officer, partner or controlling person and shall survive the transfer of such shares by the Holder.

(b)          As a condition to including Registrable Securities in any registration statement filed pursuant to this Agreement, each Holder agrees to be bound by the terms of this Section 8 and to indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement of a material fact or any omission of a material  fact required to be stated in any registration statement, any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement thereto or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or omission is included or omitted in reliance upon and in conformity with information furnished by the Holder or its representative to the Company for use in the preparation thereof, and such Holder shall reimburse the Company, and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons, each such director, officer, and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling any such loss, claim, damage, liability, action, or proceeding; provided, however, that the indemnity obligation of a Holder under this Section 8(b) shall in no event exceed the amount of the net proceeds received by such Holder as a result of the sale of such Holder’s Registrable Securities pursuant to such registration statement, except in the case of fraud or willful misconduct. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer by any Holder of such shares.

(c)          Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in this Section 8 (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice within ten (10) business days to  the indemnifying party of the commencement of such action; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in the reasonable judgment of counsel to such indemnified party a conflict of interest between such indemnified and indemnifying parties may exist or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defenses thereof or the indemnifying party fails to defend such claim in a diligent manner, other than reasonable costs of investigation. Neither an indemnified nor an indemnifying party shall be liable for any settlement of any action or proceeding effected without its consent, which consent shall not unreasonably withheld. No indemnifying party shall, without the consent, which consent shall not unreasonably withheld, of the indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party shall have the right to retain, at its own expense, counsel with respect to the defense of a claim. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)          If an indemnifying party does not or is not permitted to assume the defense of an action pursuant to Section 8(c) or in the case of the expense reimbursement obligation set forth in Sections 8(a) and  8(b),  the indemnification required by Sections  8(a)  and 8(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expenses, losses, damages, or liabilities are incurred.

(e)          If the indemnification provided for in Section 8(a) or 8(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense (i) in such proportion as is appropriate to reflect the proportionate relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount herein provided, then in such proportion as is appropriate to reflect not only the proportionate relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

(f)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)          Other Indemnification. Indemnification similar to that specified in this Section (with appropriate modifications) shall be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

9.          Rule 144. Until the earlier of the termination of this Agreement, or the date on which all Subscribers shall have sold all of their Ordinary Shares and Ordinary Shares underlying the Investor Warrants and the Broker shall have sold all of the Ordinary Shares underlying their Placement Agent Warrants, the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act, and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination (the “Company Reporting Obligations”); provided, however, that twelve (12) months after the final closing date of the Offering the Company shall only use commercially reasonable efforts with respect to the Company Reporting Obligations.

10.          Independent Nature of Each Holder’s Obligations and Rights. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and each Holder shall not be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein and no action taken by any Holder pursuant hereto, shall be deemed to constitute such Holders as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

11.          Miscellaneous.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(a)          Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement.

(b)          Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, Permitted Assignees, executors and administrators of the parties hereto.

(c)          No Inconsistent Agreements. The Company has not entered, as of the date hereof, and shall not enter, on or after the date of this Agreement, into any agreement that conflicts with the provisions hereof. Notwithstanding anything to the contrary contained herewith, except as specifically provided in this Agreement, any action by the Company which could have the effect of diminishing the value of any Registrable Securities, including, without limitation, the issuance of additional stock or other securities, the granting of registration rights to others, and actions in connection with the operation of the business of the Company, shall not by itself, absent bad faith, be deemed an impairment of the rights granted to the Holders in this Agreement.

(d)          Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

(e)          Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(f)          Notices, etc. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing will be deemed given to a party (a) on the date of delivery, if delivered to the appropriate address by hand or  by nationally recognized overnight courier service (costs prepaid); (b) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a Business Day, or the next Business Day after the date of transmission, if such notice or communication is delivered on a day that is not a Business Day or later than 5:00 P.M., New York City time, on any Business Day; (c) the date received or rejected by the addressee, if sent by certified mail, return receipt requested; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the party at the address, facsimile number, or e-mail address furnished by the such party, if to the Company, to:

Entera Bio Ltd.

37 Walnut Street, Suite 300
Wellesley Hills, MA 02481
Attention: Adam Gridley, CEO
Email: adam@enterabio.com

        with copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Gil Savir, Esq.
Email: gil.savir@davispolk.com

if to a Subscriber, to:

the subscriber physical or email address set forth on Exhibit B attached hereto; or

if to a Broker, to:

such Broker at the address set forth on the Broker’s signature page hereto;

or at such other address as any party shall have furnished to the other parties in writing in accordance with this Section 11(f).

(g)          Delays or Omissions. No delay or omission to exercise any right, power  or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

(h)          Counterparts. This Agreement may be executed in any number of counterparts, and with respect to any Subscriber, by execution of an Omnibus Signature Page to this Agreement and the Subscription Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by an e- mail, which contains a portable document format (.pdf) file of an executed signature page, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail of a .pdf signature page were an original thereof.

(i)          Filing of the Agreement. The Company in order to comply with  applicable laws (including the Securities Act or Exchange Act, SEC rules or Nasdaq rules) may make this agreement public, including, without limitation, filing of the Agreement and any other related documents with the Commission using the EDGAR system

(j)          Severability. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k)          Amendments. Except as otherwise provided herein, the provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and majority of the Holders.

[Company Signature Page Follows]

This Registration Rights Agreement is hereby executed as of the date first above written.

THE COMPANY: Entera Bio Ltd. By: /s/ Adam Gridley Name: Title: Adam Gridley Chief Executive Officer

SUBSCRIBERS

See Omnibus Signature Pages to the Subscription Agreement

BROKER (INDIVIDUAL):	BROKER (ENTITY):

GP Nurmenkari, Inc
Print Name	Print Name of Entity

By: /s/ Albert William Pezone
Signature	Name: Albert William Pezone Title: CEO

Broker: Address

[Signature Page to Registration Rights Agreement]